Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

January 5, 2024

IQVIA Inc.

2400 Ellis Road

Durham, North Carolina 27703

Ladies and Gentlemen:

We have acted as counsel to IQVIA Inc., a Delaware corporation (the “Company”), the Guarantors listed in Schedule I hereto (such listed guarantors the “Covered Guarantors”), and the Guarantors listed in Schedule II hereto (such listed guarantors the “Other Guarantors”, and together with the Covered Guarantors, the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Company in an exchange offer (the “Exchange Offer”) of (i) $750,000,000 aggregate principal amount of 5.700% Senior Secured Notes due 2028 (the “2028 Registered Notes”), and (ii) $1,250,000,000 aggregate principal amount of 6.250% Senior Secured Notes due 2029 (the “2029 Registered Notes”, and, together with the 2028 Registered Notes, the “Registered Notes”). The Registered Notes will be offered by the Company in exchange for a like principal amount of the Company’s outstanding (i) 5.700% Senior Secured Notes due 2028 (the “2028 Restricted Notes”), and (ii) 6.250% Senior Secured Notes due 2029, respectively (the “2029 Restricted Notes”, and together with the 2028 Restricted Notes, the “Restricted Notes”). The 2028 Registered Notes are to be issued pursuant to an Indenture, dated as of May 23, 2023 (as amended, supplemented or modified through the date hereof, the “2028 Indenture”), between the Company, the Guarantors and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). The 2029 Registered Notes are to be issued pursuant to an Indenture, dated as of November 28, 2023 (as amended, supplemented or modified through the date hereof, the “2029 Indenture”, and together with the 2028 Indenture, the “Indentures”), between the Company, the Guarantors and the Trustee. Payment of the Registered Notes will be guaranteed by the Guarantors pursuant to Article 10 of the Indentures.

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In connection with this opinion letter, we have examined the Registration Statement and the Indentures, which have been filed with the Commission as exhibits to the Registration Statement. We have also examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, Guarantors and other appropriate persons.

In rendering the opinions set forth below, we have assumed that the Other Guarantors listed in Schedule II hereto (a) are validly existing under the laws of their respective jurisdictions of organization, (b) have the power to execute and deliver the Indentures and the guarantees described therein (the “Guarantees”), and to perform their obligations thereunder and (c) have duly authorized, executed and delivered the Indentures and have duly authorized the Guarantees.

The opinions expressed herein are limited to matters governed by the laws of the State of New York, the State of Illinois, and the Commonwealth of Massachusetts and the Delaware General Corporation Law.

Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that, when (i) the Guarantees have been duly executed and delivered in accordance with the provisions of the Indentures and (ii) the Registered Notes have been duly executed and authenticated in accordance with the provisions of the Indentures and have been delivered against receipt of the Restricted Notes surrendered in exchange therefor upon completion of the Exchange Offer, (a) the Registered Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and (b) the Guarantee by each Guarantor will constitute a valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally, (ii) general principles of equity and (iii) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. We express no opinion with respect to the applicability of Section 548 of the federal Bankruptcy Code or any comparable provision of state law or the enforceability of the provisions contained in Section 10.02 of the Indentures which purport to limit the obligations of any Guarantor thereunder or the effect of the unenforceability of such provisions on the enforceability of the Guarantees.

Our opinions are also subject to the qualification that the enforceability of provisions in the Indenture providing for indemnification or contribution, broadly worded waivers, waivers of rights to damages or defenses, waivers of unknown or future claims, and waivers of statutory, regulatory or constitutional rights may be limited on public policy or statutory grounds. In addition, we express no opinion with respect to the enforceability of rights to receive prepayment premiums or the unaccrued portion of original issue discount upon acceleration, in each case to the extent determined to be unreasonable or to constitute a penalty or unmatured interest.

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We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

Schedule I

Covered Guarantors

BuzzeoPDMA LLC

Data Niche Associates, Inc.

IMS Software Services Ltd.

Intercontinental Medical Statistics International, Ltd.

IQVIA BioSciences Holdings, LLC

IQVIA Biotech LLC (f/k/a Novella Clinical LLC)

IQVIA Chinametrik Inc.

IQVIA Commercial Finance Inc.

IQVIA Commercial India Holdings Corp.

IQVIA Commercial Trading Corp.

IQVIA CSMS US Inc.

IQVIA Government Solutions Inc.

IQVIA Holdings Inc.

IQVIA Medical Education Inc.

IQVIA Trading Management Inc.

IQVIA Transportation Services Corp.

Med-Vantage, Inc.

Outcome Sciences, LLC

Q Squared Solutions Holdings LLC

RX India, LLC

Targeted Molecular Diagnostics, LLC

ValueMedics Research, LLC

VCG&A, Inc.

VCG-BIO, INC.

Schedule II

Other Guarantors

Benefit Holding, Inc.

Innovex Merger Corp.

IQVIA Medical Communications & Consulting, Inc.

IQVIA Pharma Inc.

IQVIA Pharma Services Corp.

IQVIA Phase One Services LLC

IQVIA RDS Asia Inc.

IQVIA RDS Inc.

IQVIA RDS Latin America LLC

Q Squared Solutions LLC

QCare Site Services, Inc.